                                                                    EXHIBIT 12.1

                         SECURITY CAPITAL PACIFIC TRUST
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar amounts in thousands)

                                  (Unaudited)



                                                Three Months Ended
                                                     March 31,                     Twelve Months Ended December 31,
                                                -------------------     -------------------------------------------------------
                                                 1998        1997       1997 (1)      1996         1995       1994        1993
                                                -------     -------     -------     --------     --------    -------    -------
Earnings from operations......................  $29,299     $20,276     $24,686     $ 94,089     $ 81,696    $46,719    $23,191
Add:
 Interest expense.............................   15,623      13,961      61,153       35,288       19,584     19,442      3,923
                                                -------     -------     -------     --------     --------    -------    -------
Earnings as adjusted..........................  $44,922     $34,237     $85,839     $129,377     $101,280    $66,161    $27,114
                                                =======     =======     =======     ========     ========    =======    =======
Fixed charges:
 Interest expense.............................  $15,623     $13,961     $61,153     $ 35,288     $ 19,584    $19,442    $ 3,923
 Capitalized interest.........................    5,214       4,427      17,606       16,941       11,741      6,029      2,818
                                                -------     -------     -------     --------     --------    -------    -------
  Total fixed charges.........................  $20,837     $18,388     $78,759     $ 52,229     $ 31,325    $25,471    $ 6,741
                                                =======     =======     =======     ========     ========    =======    =======
Ratio of earnings to fixed charges............      2.2         1.9         1.1          2.5          3.2        2.6        4.0
                                                =======     =======     =======     ========     ========    =======    =======

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(1) Earnings from operations for 1997 includes a one-time, non-cash charge of
    $71.7 million associated with costs incurred in acquiring the management companies from an affiliate. Excluding this charge, the ratio of earnings to fixed charges for the year ended December 31, 1997 would be 2.0.

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